UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2018

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

001-36250	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 694-5700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 – OTHER EVENTS
On September 20, 2018, Ciena Corporation ("Ciena") delivered to The Bank of New York Mellon Trust Company (the “Trustee”), as trustee for its 4.0% Convertible Senior Notes due 2020 (the "2020 Notes"), an Issuer's Conversion Notice informing holders of the 2020 Notes that Ciena has elected to exercise its option to convert the $187.5 million principal amount outstanding thereof into shares of Ciena common stock, with such conversion to occur on October 31, 2018 (the “Conversion Date”). In connection with this conversion, Ciena expects to issue approximately 9.2 million shares and the 2020 Notes will thereafter cease to be outstanding. In accordance with the "make-whole" provision of the Indenture dated December 27, 2012 between Ciena and the Trustee governing the 2020 Notes (the “2020 Indenture”), noteholders are also entitled to certain additional shares of Ciena common stock upon conversion. As set forth in the Issuer's Conversion Notice, Ciena has elected to deliver cash in lieu of these additional shares. The amount of cash in lieu of the additional shares will be determined prior to the Conversion Date as set forth in the Issuer's Conversion Notice.

A copy of the Issuer's Conversion Notice provided by Ciena is attached hereto as Exhibit 99.1 and incorporated by reference herein. Investors should read the Issuer's Conversion Notice together with the terms and conditions of the 2020 Indenture previously filed by Ciena as Exhibit 4.1 to its Form 8-K filed with the SEC on December 31, 2012.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(d)	The following exhibit is being filed herewith:

	Exhibit Number	Description of Document

	Exhibit 99.1	Ciena Corporation Issuer's Conversion Notice to the Holders of 4.0% Convertible Senior Notes due 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: September 20, 2018	By:	/S/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary